UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2013 (December 10, 2013)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On December 10, 2013, Behringer Harvard Opportunity OP II LP, the operating partnership of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a contract with TIAA Realty, LLC, an unaffiliated entity, to purchase an office building known as Stanford Place II, located in Denver, Colorado (“Stanford Place”). At or prior to closing the transaction, we expect to assign the purchase and sale agreement to our wholly-owned subsidiary. Stanford Place is a 17-story office building containing approximately 366,000 rentable square feet, located on approximately 5.6 acres. The contract purchase price for Stanford Place is $56 million, excluding closing costs. On December 11, 2013, we made an earnest money deposit totaling $0.5 million which is refundable under certain conditions.

The consummation of the purchase of Stanford Place is subject to substantial conditions.  Our decision to consummate the acquisition of this building generally will depend upon:

•                  the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•                  no material adverse change occurring relating to the property, the tenants or in the local economic conditions;

•                  our receipt of financing proceeds to make this acquisition; and

•                  our receipt of satisfactory due diligence information, including appraisals, environmental reports, and lease information.

Other properties may be identified in the future that we may acquire before or instead of Stanford Place. At the time of this filing, we cannot make any assurances that the closing of this acquisition is probable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: December 16, 2013	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer